Exhibit 10.c

T.L. Baker

Employment Arrangements

As of March 1, 2006, TXU Corp. (the “Company”) has employed T.L. Baker as the Chairman of the Board and Chief Executive Officer of TXU Electric Delivery Company on an at-will employee basis. The Company pays Mr. Baker an annual salary equal to $632,000, and Mr. Baker is eligible to participate in all compensation plans of the Company in which similarly situated executives are eligible to participate, which currently include the TXU Corp. Executive Annual Incentive Plan, the TXU Corp. 2005 Omnibus Incentive Plan and the TXU Corp. Salary Deferral Plan.